Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ: GFED

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary 2019 financial Results

Springfield, MO - january 23, 2020

CEO Comments

“2019 was a year of strong results for the Company as we continued to execute on our long-term strategy of improved profitability, along with steady and prudent growth. During the year, our diluted earnings per share increased by 29% to $2.11 when compared to 2018, deposits increased by $71.8 million (10%), over $40.0 million dollars of short-term wholesale borrowings were repaid and $6.3 million of higher yielding subordinated debentures were redeemed. These strong operational results allowed for the repurchase of over 3% of our outstanding common shares, a 15% increase in our quarterly dividend and the Company exceeding one billion dollars in total assets for the first time in its 106-year history. As we celebrate our accomplishments in 2019, we are cognizant that 2020 will bring its share of challenges in the form of interest rate volatility, competition, new technologies and continued regulatory changes, however, our focus is unchanged in that we will continue to invest in the communities we serve, deliver world-class service to our valued customers, provide engaging and rewarding careers for our talented team members and strive to provide superior value to our shareholders.”

- Shaun A. Burke, President and Chief Executive Officer

2019 Fourth Quarter and Fiscal Year Highlights

●	The Company surpassed one billion dollars in total assets during the year, primarily led by significant growth in core deposits.
●	A dividend increase of 15.4% was approved in December to be paid to shareholders in January 2020. This is the sixth increase in the past six years and has increased 200% since 2014.
●	46,365 shares of common stock were repurchased by the Company during the fourth quarter at an average price of $24.59. For the year, 150,241 shares were repurchased at an average price of $23.99.
●	The Company’s diluted earnings per share for 2019 increased 29% to $2.11 compared to $1.64 in 2018.

Financial Condition – December 31, 2019 versus December 31, 2018

●	Total assets grew $46.9 million (5%) to $1.01 billion.
●	Total gross loans decreased $56.7 million (7%).
●	Total deposits increased $71.8 million (10%).
●	Stockholders’ equity increased by $4.2 million (5.2%) to $84.6 million.
●	Loan to deposit ratio was 89.0% at December 31, 2019 compared to 105.1% at December 31, 2018.

Results of Operations – Fiscal Year 2019 versus Fiscal Year 2018

●

Net income available to common shareholders for fiscal year 2019 was $9,415,090 compared to $7,331,879 in fiscal year 2018. The increase was primarily driven by the positive impact of a full year of interest-earning assets from the Q2 2018 Hometown acquisition and the absence of $3,098,896 of merger costs incurred in 2018 related to the acquisition.

●	Return on Average Assets was 0.96% compared to 0.77%.
●	Return on Average Equity was 11.26% compared to 9.35%.
●	Efficiency ratio moved to 70.88% from 73.89%.
●	Net interest margin decreased 30 basis points to 3.46%.

Select Quarterly Financial Data

Below are selected financial results for the Company’s fourth quarter of 2019, compared to the third quarter of 2019 and the fourth quarter of 2018.

	Quarter ended
	December 31,	September 30,	December 31,
	2019	2019	2018
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$2,316	$2,551	$2,385

Diluted income per common share	$0.53	$0.57	$0.53
Common shares outstanding	4,313,083	4,355,949	4,425,066
Average common shares outstanding , diluted	4,397,506	4,454,332	4,494,063

Annualized return on average assets	0.91%	1.01%	1.00%
Annualized return on average common equity	10.86%	12.09%	11.79%
Net interest margin	3.38%	3.46%	3.83%
Efficiency ratio	71.50%	69.12%	68.19%

Common equity to assets ratio	8.36%	8.24%	8.34%
Tangible common equity to tangible assets	8.00%	7.87%	7.80%
Book value per common share	$19.62	$19.22	$18.18
Tangible book value per common share	$18.71	$18.29	$17.18
Nonperforming assets to total assets	1.09%	1.11%	1.47%

The following were items impacting the fourth quarter operating results as compared to the same quarter in 2018 and the financial condition results compared to December 31, 2018:

Interest income – Total interest income decreased $283,000 (2%) during the quarter. The decrease is primarily driven by lower loan balances due to higher than anticipated loan payoffs and the impact of three downward interest rate adjustments during 2019. Partially offsetting this is higher cash and investment balances maintained during the quarter. The average balance of interest-earning assets increased $41.9 million (5%), while the yield on average interest earning assets decreased 35 basis points to 4.79%. The average balance of loans decreased $44.0 million and the yield on loans decreased 11 basis points to 5.40% for the quarter when compared to the same quarter in 2018. Loan accretion amounts related to acquired Hometown Bank loans included in interest income decreased by $222,000 (39%) to $348,000 during the quarter compared to the fourth quarter of 2018.

Interest expense - Total interest expense increased $358,000 (12%) during the quarter. The increase is primarily driven by the addition of interest-bearing deposits as a result of initiatives to grow our deposit base. The average balance of interest-bearing liabilities increased $35.8 million (5%), while the average cost of interest-bearing liabilities increased 11 basis points to 1.65%. The increase in asset growth opportunities and liquidity pressures among institutions in our market have created significant competitive pressures on deposit rates. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the fourth quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets decreased to $11.0 million as of December 31, 2019 as compared to $14.2 million as of December 31, 2018.

Based on its reserve analysis and methodology, the Company did not record a provision for loan loss expense during the quarter compared to $300,000 recognized during the prior year quarter. The lack of provision expense was primarily due to a decline in in overall loan balances. At December 31, 2019, the allowance for loan losses of $7.6 million was 1.04% of gross loans outstanding (excluding mortgage loans held for sale), representing an increase from the 1.02% as of December 31, 2018.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of Hometown were recorded at fair value; therefore, there was no allowance associated with Hometown’s loans at acquisition. Management continues to evaluate the allowance needed on the acquired Hometown loans factoring in the net remaining discount of $960,000 at December 31, 2019.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Non-interest income decreased $147,241 (8%) during the quarter compared to the same quarter in 2018. Reduced fee income from deposits, primarily service charges and non-sufficient fund income, by $216,248 (33%) along with an increase in losses of $99,719 (445%) realized from the sale or write-downs of foreclosed assets were the primary drivers of this decrease. Gains from the sale of SBA loans increased $60,451 (35%) and gains from the sale of mortgage loans increased $72,817 (17%) to partially offset the above items.

Non-interest Expense – Non-interest expenses decreased $219,356 (3%) due to a few significant factors discussed below.

Salaries and employee benefits increased $295,259 (8%) compared to the same quarter in 2018 due to increased staffing and the Company’s continuing expansion in various departments.

Data processing expenses increased $135,494 (36%) for the quarter due to the Company upgrading its core processing software.

Decreases in loan underwriting related expenses of $89,272 (73%) due to decreased loan originations, FDIC insurance assessments decreased $101,705 (72%) due to credits granted for institutions meeting certain criteria, the absence of merger costs when compared the same quarter last year of $101,070 (100%) and lower professional service expenses of $200,107 (49%), which primarily related to additional attestation expenses in the prior year quarter due to the Company meeting thresholds to be considered an accelerated filer with the U.S. Securities and Exchange Commission offset the increases noted above.

Capital – At December 31, 2019, stockholders’ equity increased to $84.6 million compared to $80.5 million at December 31, 2018. On a per common share basis, tangible book value increased to $18.71 at December 31, 2019 as compared to $17.18 as of December 31, 2018.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for income taxes
●	Gains (losses) on sales of investment securities
●	Gains (losses) on foreclosed assets held for sale
●	Merger costs
●	Provision for loan loss expense

A reconciliation of the Company’s net income to its operating income for the three and twelve months ended December 31, 2019 and 2018 is set forth below

	Quarter ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollar amounts are in thousands)

Net income	$2,316	$2,385	$9,415	$7,332

Add back:
Provision for income taxes	424	624	1,683	1,855
Income before income taxes	2,740	3,009	11,098	9,187

Add back/(subtract):
Net loss (gains) on investment securities	(9)	1	(90)	8
Net loss on foreclosed assets held for sale	122	22	235	361
Merger costs	-	101	34	3,672
Provision for loan losses	-	300	200	1,225
	113	424	379	5,266

Operating income	$2,853	$3,433	$11,477	$14,453

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollar amounts are in thousands, except per share data)

Total interest income	$11,249	$11,532	$45,226	$43,246
Total interest expense	3,305	2,947	13,535	9,928
Net interest income	7,944	8,585	31,691	33,318
Provision for loan losses	-	300	200	1,225
Net interest income after provision for loan losses	7,944	8,285	31,491	32,093
Noninterest income
Service charges	444	660	1,706	2,005
Gain on sale of loans held for sale	512	439	2,223	2,031
Gain on sale of Small Business Administration loans	231	171	1,030	831
Net loss on foreclosed assets	(122)	(22)	(235)	(361)
Other income	606	570	2,381	2,046
	1,671	1,818	7,105	6,552
Noninterest expense
Salaries and employee benefits	4,051	3,756	16,108	14,919
Occupancy	1,193	1,150	4,582	4,071
Merger costs	-	101	34	3,672
Amortization of core deposit intangible	119	94	477	409
Other expense	1,512	1,993	6,297	6,387
	6,875	7,094	27,498	29,458
Income before income taxes	2,740	3,009	11,098	9,187
Provision for income taxes	424	624	1,683	1,855
Net income	$2,316	$2,385	$9,415	$7,332
Net income per common share-basic	$0.54	$0.54	$2.14	$1.66
Net income per common share-diluted	$0.53	$0.53	$2.11	$1.64

Annualized return on average assets	0.91%	1.00%	0.96%	0.77%
Annualized return on average equity	10.86%	11.79%	11.26%	9.35%
Net interest margin	3.38%	3.83%	3.46%	3.76%
Efficiency ratio	71.50%	68.19%	70.88%	73.89%

	As of
Financial Condition Data:	December 31	December 31,
	2019	2018
Cash and cash equivalents	$92,672	$34,122
Available-for-sale securities	118,495	86,266
Loans, net of allowance for loan losses
12/31/2019 - $7,608; 12/31/2018 - $7,996	723,519	779,815
Goodwill	1,435	1,435
Core deposit intangible	2,504	2,981
Premises and equipment, net	19,164	20,095
Lease right-of-use assets	9,053	-
Bank owned life insurance	24,698	20,198
Other assets	20,485	20,226
Total assets	$1,012,025	$965,138

Deposits	$821,407	$749,619
Advances from correspondent banks	65,000	105,300
Subordinated debentures	15,465	21,761
Other borrowed funds	11,200	5,000
Lease liabilities	9,106	-
Other liabilities	5,215	2,979
Total liabilities	927,393	884,659
Stockholders' equity	84,632	80,479
Total liabilities and stockholders' equity	$1,012,025	$965,138
Common equity to assets ratio	8.36%	8.34%
Tangible common equity to tangible assets ratio (1)	8.00%	7.92%
Book value per common share	$19.62	$18.18
Tangible book value per common share (2)	$18.71	$17.18
Nonperforming assets	$10,993	$14,209

(1) Total Assets less Goodwill and Core Deposit Intangible divided by Stockholders’ Equity

(2) Stockholders’ Equity less Goodwill and Core Deposit Intangible divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin
	Three months ended 12/31/2019			Three months ended 12/31/2018
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$742,373	$10,105	5.40%	$786,422	$10,915	5.51%
Investment securities	110,382	778	2.80%	85,389	526	2.44%
Other assets	78,967	366	1.84%	18,052	91	2.00%
Total interest-earning	931,722	11,249	4.79%	889,863	11,532	5.14%
Noninterest-earning	72,998			59,401
	$1,004,720			$949,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$40,488	28	0.27%	$40,785	29	0.28%
Transaction accounts	461,214	1,494	1.29%	376,407	1,198	1.26%
Certificates of deposit	216,081	1,184	2.17%	220,908	828	1.49%
FHLB advances	50,280	275	2.17%	94,149	545	2.30%
Other borrowed funds	11,271	127	4.47%	5,000	58	4.60%
Subordinated debentures	15,465	197	5.05%	21,775	289	5.27%
Total interest-bearing	794,799	3,305	1.65%	759,024	2,947	1.54%
Noninterest-bearing	125,289			110,003
Total liabilities	920,088			869,027
Stockholders’ equity	84,632			80,237
	$1,004,720			$949,264
Net earning balance	$136,923			$130,839
Earning yield less costing rate			3.14%			3.60%
Net interest income, and net yield spread on interest earning assets		$7,944	3.38%		$8,585	3.83%
Ratio of interest-earning assets to interest-bearing liabilities		117%			117%